POWER OF ATTORNEY / CONFORMING STATEMENT

    This Statement confirms that the undersigned, has authorized and designated Kumi Y. Baruffi, Cathleen Dent, Karina Busch, Gabrielle Pierce and Laura Moravec each with the full power to act alone, to execute and file on the undersigned's behalf, all Form's 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U. S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Columbia Banking System, Inc.  The authority of Kumi Y. Baruffi, Cathleen Dent, Karina Busch, Gabrielle Pierce and Laura Moravec under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to his/her ownership of or transactions in securities of Columbia Banking System, Inc., unless earlier revoked in writing.  The undersigned acknowledges that none of Columbia Banking System, Inc., Kumi Y. Baruffi, Cathleen Dent, Karina Busch, Gabrielle Pierce and Laura Moravec is assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities and Exchange Act of 1934.

The Power of Attorney shall remain in full force and effect until the undersigned is no longer subject to the reporting requirements of the Securities Exchange Act of 1934 and the rules thereunder, unless earlier revoked by the undersigned in a signed writing delivered to the attorney-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of December 21, 2020.

                        Signature: Laura Alvarez Schrag

                        Name: Laura Alvarez Schrag